Exhibit 99.2

Transcript of earnings conference call held on July 29, 2015

CORPORATE PARTICIPANTS

Lori Novickis CBIZ Inc. - Director - Corporate Relations

Steve Gerard CBIZ Inc. - Chairman, CEO

Ware Grove CBIZ Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Jim MacDonald First Analysis - Analyst

Steve McManus Sidoti & Company - Analyst

PRESENTATION

Operator

Welcome to the CBIZ second quarter first half 2015 results conference call. All participants will be in listen-only mode. (Operator Instructions). Please note, this event is being recorded. I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead, ma’am.

Lori Novickis - CBIZ Inc. - Director - Corporate Relations

Thank you, Frank. Good morning, everyone. Thank you for calling in to the CBIZ second quarter and first half 2015 results conference call.

Before our management team begins their presentation, I would like to remind you of few items.

As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However we ask that if you do have questions that you hold them for after the call and we’ll be happy to address your questions then.

The call is also being webcast. You can access the live webcast, as well as the replay on our website www.cbiz.com. You should have all received a copy of the press release that was issued earlier this morning and if you haven’t, it can also be found on our website.

Finally, remember that during the course of the call, management may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K and press releases.

Joining us for today’s call are Steve Gerard, Chairman and CEO; Jerry Grisko, President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer.

I will now turn the call over to Steve Gerard for his opening remarks. Steve?

Steve Gerard - CBIZ Inc. - Chairman, CEO

Thank you, Lori, and good morning, everyone. Thank you for calling in today. Prior to the opening we were pleased again to release our earnings, wherein you will see growth in revenue, growth in earnings, growth in earnings per share and improvement in operating margins. This was — this report was consistent with where we thought we’d be by six month — at the six-month time and we are comfortable with the results.

I’d like to turn it over to Ware at this point to give you the detail and then I’ll come back and give you an overview of our acquisition status, as well as our — some comments on the market that we are seeing today. Ware?

Ware Grove - CBIZ Inc. - SVP, CFO

Yeah. Thank you, Steve, and good morning, everyone. As I normally do, I want to take a few minutes to run through the numbers we released this morning for the second quarter and year-to-date results ended June 30, 2015.

As a reminder, the 2014 results have been restated to reflect the impact of several discontinued operations. Also please remember that we sold our Miami office in the fourth quarter of 2014.

This transaction did not qualify for discontinued operating — accounting treatment, so I want to reference adjustments to the 2015 revenue growth comparisons to account for the fact that this operation is no longer contributing to the 2015 results.

Thanks to the efforts of the many CBIZ associates who are working hard to serve their clients. We are very happy to report second quarter revenue up 5.1% and first half revenue up 5.3% compared with a year ago, when excluding the revenue from the Miami office from these periods a year ago.

Earnings per share from continuing operations for the second quarter of this year were $0.13, compared with $0.12 a year ago, and for the first half this year earnings per share were $0.51, compared with $0.47 a year ago.

Second quarter and year-to-date results for 2015 include a one-time charge of $833,000 in connection with the early retirement of debt and the impact of this charge was $0.01 earnings per share for the second quarter and for the first half this year. And this charge impacted the pretax margin by 45 basis points in the second quarter and by 21 basis points for the six months ended June 30, 2015.

So considering the impact of this charge, we are pleased that the expanding margin on pretax income from continuing operations by approximately 30 basis points this year compared with last year.

The calculation of share equivalents that are associated with the convertible note accounting for the first half of 2015 results in 1.2 million shares this year, compared with 2.8 million shares a year ago, and the impact on earnings per share is a penny for the first half of 2015, compared with two pennies for the first half a year ago.

Now as a reminder, GAAP requires reporting the weighted average share count including share equivalents as the calculated number of shares required to settle the conversion gain of the notes upon maturity associated with the notes regardless of the intention to settle in cash versus shares. To make in the adjustments for share equivalents combined with adjusting for the one-time note retirement charge, fully adjusted earnings per share was $0.53 for the six months this year compared with $0.49 for the six months last year which is an increase of 8.2% year-over-year.

The organic revenue growth of our business through the first half of this year was 2.2%. Within financial services, same unit growth was 2.4% and employee services same unit growth was at 2.0% for the first half of 2015, compared with last year.

Within financial services, our government healthcare consulting business continues to show strong growth. Within our core accounting business units, utilization of personnel continues to be high and there is a significant level of work including extensions on tax return filings that was pushed into the second half of this year. As a result, we expect second half revenue growth within financial services to accelerate compared with the 2.2% organic growth recorded in the first half of this year.

Turning to employee services, we are continuing to see strong growth within our property and casualty services group, our payroll group and our benefit services groups. Client retention in these groups remains very strong at approximately 90% levels and new client sales are good. The 2% organic growth reported in the first half of 2015 has been impacted by the timing of carrier commissions that maybe recognized later in the year.

And as we have commented previously, our life insurance services area continues to lag. Although it is a relatively minor component of the total employee services group, when we exclude the impact of life insurance related revenue comparisons, the organic revenue growth for employee services is 3% compared with the 2% growth we are reporting.

Looking at operating income results for the first half of 2015 and adjusting results to remove the impact of accounting for gains and losses on the deferred compensation plan assets, we are pleased that first half results have resulted in a 30 basis points improvement in operating income margin. And we believe we can sustain this improvement through the full year.

Cash flow for the first half of 2015 is in line with our expectations. The amount outstanding on our $400 million unsecured credit facility was $153 million at June 30th this year. And when combined with remaining amount outstanding on the 2010 convertible notes, the total debt outstanding at June 30th was $202 million. This compares with total debt outstanding of $206 million at year end 2014.

For the first half of 2015, we used approximately $11 million for acquisition-related payments and through June 30th, we used approximately $17.2 million to repurchase approximately 1.9 million shares. Since mid June, we have had a 10b program in place to repurchase shares and we have repurchased an additional 536,000 shares since June 30th for total to date repurchase of approximately 2.4 million shares. And we’ve used approximately $22.4 million of cash for this purpose.

We will continue to opportunistically evaluate share repurchases with an intention to keep our share count constant over time. However as we have commented previously, we continue to prioritize strategic acquisition opportunities as our first use of capital.

Capital spending in the second quarter was $2.4 million and for the six months ended June 30, 2015, capital spending was $5.4 million. The majority of this spending was in connection with an office move in our Kansas City market that involved approximately 100,000 square feet of office space and impacted approximately 450 CBIZ Associates.

We would expect the full year of capital spending to be approximately $7 million to $8 million, as the first half was higher than normal in connection with this move. The day sales outstanding on receivables stood at 84 days at June 30 this year, compared with 85 days a year ago.

Bad debt expense for the first half this year was 70 basis points on revenue, compared with 62 basis points on revenue for the first half a year ago. Looking at future earn-out payments and our obligations there include approximately $6.8 million over the balance — remaining balance of 2015, approximately $9.8 million scheduled in 2016, approximately $6.1 million scheduled in 2017 and approximately $2.1 million scheduled in 2018 for payment.

At June 30, there is about a $140 million of unused capacity on our $400 million unsecured bank line of credit. This gives us the flexibility to address strategic acquisition opportunities, make additional share repurchases as market conditions present opportunities in that area. And importantly, this gives us plenty of capacity to address the upcoming maturity of the remaining $48.4 million balance on the 4.875% convertible notes that mature in October.

During the second quarter in two separately privately negotiated transactions, we repurchased and retired $49.3 million of these notes. So that today, we have the $48.4 million of notes remaining. As a result of these transactions, as I commented earlier, we recognized a one-time charge of $833,000 in the second quarter.

These repurchases were funded through issuing shares plus borrowing on our $400 million credit facility. This refinancing activity serves to reduce the borrowing cost from 7.5% on the notes to less than 3.0% currently on our credit facility, which is set at LIBOR plus 175 basis points.

We have the borrowing capacity under our $400 million bank line of credit to settle these refinancing transactions in all cash. But in order to facilitate in immediate transaction with these holders, we used a combination of shares plus cash. So as a result of these recent note transactions, our share count has increased.

Today in 2015, as I commented earlier, we have repurchased approximately 2.4 million shares. And as a reminder, we repurchased 3.2 million shares in 2014 last year. We may not be able to fully neutralize the impact of these newly issued shares with share repurchase activity through the balance of this year. But as I commented earlier, depending on market conditions and other factors, it is our desire to maintain a constant share count over time and we will continue to evaluate opportunities for share repurchases going forward.

Upon maturity, CBIZ will pay the outstanding principal amount of the convertible notes in cash, and at our option, we can choose to settle the conversion gain above the $7.41 share price in either cash or in shares. We believe we have sufficient capacity to settle the remaining 48.4 million outstanding notes fully in cash upon maturity in October, but we will need to evaluate all market factors at that time when we make an election.

Our effective tax rate at June 30, 2015 was 41.1%. And for the full year, this year and 2015, we continue to project our effective tax rate at approximately 40%, as we typically have favorable adjustments that can occur over the second half of the year.

Now turning to the balance of 2015, we are happy with our first half results and we continue to project total revenue growth within a 5% to 7% range over 2014, again adjusting to exclude the revenue from the sale of the Miami office. While we have been actively repurchasing shares today, we’re always opportunistic in our approach towards share repurchases.

We may continue with some level of share repurchases over the balance of this year. But if we make no further share repurchases over the balance of this year, our fully diluted weighted average share count is projected to be approximately 52 million shares for the full year this year. So if this is the case then our GAAP reported earnings per share for 2015 may grow near the low-end of our 12% to 15% growth rate that we initially projected.

However, if we continue to repurchase shares in a quantity sufficient to neutralize and offset the impact of the newly issued shares than we’re projecting earnings per share at the very high end of the 12% to 15% growth rate that is our guidance for the full year of 2015 compared with the prior year.

And of course, we’re continuing to project strong cash flow for the business for the full year with EBITDA for the full year of 2015 projected within a range of $87 million to $89 million.

So, with these comments, I’ll conclude and I’ll turn it back over to Steve.

Steve Gerard - CBIZ Inc. - Chairman, CEO

Thank you, Ware. Let me comment on our acquisition pipeline as we see it today. We’ve completed only one transaction — one acquisition in the first six months of the year, but our pipeline remained strong. There are a number of exciting opportunities in both sides of our business and we are expecting that by year-end we will close our typical 3 to 5 transactions. There has been no significant change in the pricing and the acquisition market, and we are actively pursuing the prospects that we have on the list.

Ware has just gone through in great detail our expectation with respect to the repurchase of the convertible note, which will happen before we have another conference call. So I just want to reiterate that we will be paying off the balance of the principal amount in cash and we will use this time period between now and then to assess the market, and to look at our acquisition pipeline and to look at the various factors that will go into, the decision is to whether we will pay the premium in cash or stock.

With that, let me stop at this point and take questions from our analysts and our shareholders.

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator Instruction) First question comes from Jim MacDonald from First Analysis. Please go ahead, sir.

Jim MacDonald - First Analysis - Analyst

Yeah. Good morning, guys.

Steve Gerard - CBIZ Inc. - Chairman, CEO

Hi, Jim.

Jim MacDonald - First Analysis - Analyst

So could you — I think also you’ve implied that you expect same-store growth above 3% this year. Do you still expect growth in that range and if not, what are your thoughts there?

Steve Gerard - CBIZ Inc. - Chairman, CEO

Well, we are little bit behind on the year-to-date basis, as Ware pointed out, where is a little bit of drag from the Insurance business. And quite frankly, on the Financial Services side, we’ve been running at pretty strong capacity. So we think that second half of the year we’re going to be picking up some of that that didn’t come in the first.

Our target is to get as close to 3% as we can. I’m not sure we get there. But if we don’t — we don’t expect to be that far off. We expect the second half to be stronger than the first half.

Jim MacDonald - First Analysis - Analyst

Okay. And switching gears to the share counts, sorry, I appreciate your guidance for kind of your extensive commentary there. But since this is so fluid for the third quarter are — am I close in thinking and I haven’t factored in what you repurchased since the end of the quarter here, but somewhere in the 54 million share count range, is that somewhere close?

Steve Gerard - CBIZ Inc. - Chairman, CEO

Jim, that’s probably high, because the — well, it maybe because for the quarter, the newly issued shares will have a full impact. I’m thinking year-to-date and the weighted average impact for the full year and we’re guiding at roughly 52 million shares if we do no further repurchase activity. In the third quarter, you’re right. It maybe a little higher just because the calculation is different in the third quarter.

Ware Grove - CBIZ Inc. - SVP, CFO

But, Jim, as we’ve reported, we’ve been actively repurchasing in the market up to what we are able to do depending on the price. We will continue to look at that as a very active strategy, again depending on price and the available shares. But at this current price level, I think there’s a good expectation that we will continue to buy what we can.

Steve Gerard - CBIZ Inc. - Chairman, CEO

And I want to remind you that we have avoided in the past and we are going to continue to avoid today. We don’t really guide on a quarterly basis, so we really kind of jump into the end year and the full year expectations.

Jim MacDonald - First Analysis - Analyst

I understand. G&A costs were low in the quarter, at least versus my model, any impact, anything happening there?

Steve Gerard - CBIZ Inc. - Chairman, CEO

You mean other than particularly efficient management.

Jim MacDonald - First Analysis - Analyst

Of course there is that.

Steve Gerard - CBIZ Inc. - Chairman, CEO

No, I think the real reason, Jim, I don’t need to be flip, but as we’ve seen significantly lower legal expense. As we continue to monitor the overhead very closely and try to leverage the overhead as we’ve always done, on a year to date basis, our legal expenses are down significantly in large part due to our successes in resolving some of the biggest cases or putting some of the biggest cases behind us as we’ve reported in the last Q and we’ll be commenting on in this Q as well.

Jim MacDonald - First Analysis - Analyst

Okay. And speaking of core, I know you’re expecting some insurance payments. Do you expect those in the third, or the fourth quarter or both?

Steve Gerard - CBIZ Inc. - Chairman, CEO

We’re not totally sure. We didn’t get everything in the first six months that we thought we’d get on the bonuses. And I’m expecting that to the extent, they didn’t come in but they are going to come in, we’ll see it in the third quarter. Fourth quarter starts to re-up the whole thing again, so I’m expecting third quarter.

Jim MacDonald - First Analysis - Analyst

Third quarter. And just one more, do you think, I mean you said, you might buyback more of the notes before October 1st, do you think that’s likely to happen or is it more likely to just go to maturity?

Steve Gerard - CBIZ Inc. - Chairman, CEO

I think what we said, is we’d continue to look at the opportunities in the market. I’m not sure at this point there will be any but you never know. So, I think we’re going to continue to look at it. I don’t, at this point want to forecast whether we will or we won’t.

Jim MacDonald - First Analysis - Analyst

Great. Thanks so much.

Operator

(Operator Instructions) Next question comes from Steve McManus from Sidoti & Company. Please go ahead, sir.

Steve McManus - Sidoti & Company - Analyst

Hey, guys. Thanks for taking my question.

Steve Gerard - CBIZ Inc. - Chairman, CEO

Hey, Steve.

Steve McManus - Sidoti & Company - Analyst

So, in past discussions recently, you guys indicated that the RF pipeline has been the strongest it’s been in the last couple of years. Just wondering if you could talk a little bit about where you are seeing the majority of the bend and the underlying drivers there?

Steve Gerard - CBIZ Inc. - Chairman, CEO

Well, I think that comment, which we made on the last call, had to do with our government healthcare business as more and more states are looking to expand their, primarily Medicaid programs or to adjust their Medicaid programs. So, I think that comment really had to do with the Myers and Stauffer business, which had a very strong first six months, so it’s primarily from there.

Steve McManus - Sidoti & Company - Analyst

And then with respect to your expectations next couple of quarters, do you think that’s going to kind of continue to remain strong?

Steve Gerard - CBIZ Inc. - Chairman, CEO

Well, we think that business in total will remain strong. On any given quarter, we’re not going to comment because contracts come and contracts go. But over the foreseeable future, we expect continued strong growth out of that business segment.

Steve McManus - Sidoti & Company - Analyst

Okay. And then you mentioned accelerating same unit sales in the latter portion of 2015. I guess, can you talk a little bit about in particular the services you expect will be the major contributors there?

Steve Gerard - CBIZ Inc. - Chairman, CEO

Well, I’m expecting financial services to grow faster in the second half than they have historically or they did in first half in part because we’ve pretty much fully utilized our associates over the first half and a lot of work got delayed or deferred rather into the second half. We’re seeing some pickup in certain select business units on the FS side.

On the ES on the employee services side, as we’ve pointed out the property and casualty business continued strong. In terms of new business, the retirement plan business, the benefit business, they all have very, very strong pipelines, resulting for a lot of hard work and from programs that we have been working on.

So, there isn’t any particular area other than the Myers and Stauffer business that I would point to. I just think in general based on the data that we see today and the expectations that our business units have, we’ll see greater growth next year. But I would categorize it more evenly across the board than I would try to focus on any one business unit.

Steve McManus - Sidoti & Company - Analyst

Okay. Great. And then last one, any material changes with respect to target acquisition candidates or pretty much on track E

Steve Gerard - CBIZ Inc. - Chairman, CEO

The acquisition strategy is very focused on a, the businesses we’re in today and those entities on the financial services or employee services side that fit culturally that we think we can grow, both geographic expansions and then expansion of those areas that we already have the foot hole. There has been absolutely no change in our direction for our acquisition strategy.

Steve McManus - Sidoti & Company - Analyst

Okay. Great. Thanks a lot guys. I appreciate it.

Steve Gerard - CBIZ Inc. - Chairman, CEO

Okay. Frank, do we have any other questions?

Operator

It appears we have no more questions. The question-and-answer session has ended.

Steve Gerard - CBIZ Inc. - Chairman, CEO

Okay. Thank you, Frank. Well, I like to thank our shareholders and our analysts for calling in. We are, of course, available afterward if anyone would like to follow up. I’d like to thanks all of our associates who are on the listening in or who will be listening in the future. These results for the second quarter and the first half are direct results of your effort and we thank you for that. And we look forward to reporting our third quarter results in October. Thank you and good bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation.